Exhibit 99.1

For investor inquiries, contact:

Ben Daitch
Senior Vice President & CFO
Cano Petroleum, Inc.
877.698.0900
INFO@canopetro.com

Cano Announces Fiscal Year 2008 Fourth Quarter Production and Provides First Half FY2009 Production Guidance

Fort Worth, Texas, July 31, 2008 (Business Wire) Cano Petroleum, Inc. (AMEX:CFW) today announced it is projecting quarter on quarter production growth of 7 – 8% for the first quarter of FY2009 and quarter on quarter production growth of 10 – 12% for the second quarter of FY2009.

For the three months ended June 30, 2008, Cano estimated production of 1,453 barrels of oil equivalent per day (BOEPD), down from 1,495 BOEPD, a decrease of 2.8% from the prior quarter.  As discussed on our July 23rd conference call, production was impacted by unscheduled gas plant maintenance at the Panhandle and Cato fields, downtime at the Desdemona field due to a lightning strike and the release of the drilling rig at Cato in May to focus on building waterflood infrastructure.

Jeff Johnson, Cano’s Chairman and CEO stated, “We are looking forward to our efforts providing meaningful production growth through the end of the fiscal year.  As the year progresses and we get a better line of sight to receiving certain permits at our Cato and Panhandle fields we would expect to continue to provide production guidance for the balance of FY2009.”

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###